Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 4, 2009 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 5.9 billion revenue passenger miles (RPMs) in November 2009, an 11.7 percent increase from the 5.3 billion RPMs flown in November 2008.  Available seat miles (ASMs) decreased 7.7 percent to 7.7 billion from the November 2008 level of 8.3 billion.  The load factor for the month was 76.5 percent, compared to 63.2 percent for the same period last year.  For November 2009, passenger revenue per ASM is estimated to have increased in the 12 percent range as compared to November 2008.
For the eleven months ended November 30, 2009, Southwest flew 68.5 billion RPMs, compared to 67.7 billion RPMs for the same period in 2008, an increase of 1.2 percent.  Available seat miles decreased 5.0 percent to 90.2 billion from the 2008 level of 95.0 billion.  The year-to-date load factor was 76.0 percent, compared to 71.3 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	NOVEMBER

	2009	2008	CHANGE

Revenue passengers carried	7,015,636	6,519,788	7.6%

Enplaned passengers	8,255,414	7,447,454	10.8%

Revenue passenger miles (000)	5,879,163	5,263,205	11.7%

Available seat miles (000)	7,686,018	8,325,287	(7.7)%

Load factor	76.5%	63.2%	13.3 pts.

Average length of haul	838	807	3.8%

Trips flown	89,286	95,355	(6.4)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	79,259,652	81,750,283	(3.0)%

Enplaned passengers	92,983,281	93,955,769	(1.0)%

Revenue passenger miles (000)	68,486,053	67,697,297	1.2%

Available seat miles (000)	90,168,802	94,952,996	(5.0)%

Load factor	76.0%	71.3%	4.7 pts.

Average length of haul	864	828	4.3%

Trips flown	1,034,327	1,095,338	(5.6)%

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